ENERGY TRANSFER PARTNERS, L.P.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial information of Energy Transfer Partners, L.P. (“ETP”) reflects the pro forma impacts of multiple transactions, each of which is described in the following sections. The Propane Transaction and Citrus Transaction (both of which terms are defined below) were completed in January 2012 and March 2012, respectively and both transactions are collectively referred to as the “Completed Transactions” throughout the unaudited pro forma financial information and accompanying notes. The Sunoco Transaction (as defined below) is expected to be completed in the fourth quarter of 2012, and the Holdco Transaction (as defined below) is expected to be completed concurrent with the Sunoco Transaction.
The unaudited pro forma condensed consolidated balance sheet gives effect to the Sunoco Transaction and Holdco Transaction as if they had occurred on June 30, 2012; the unaudited pro forma condensed consolidated statements of operations assume that the Propane Transaction, Citrus Transaction, Sunoco Transaction and Holdco Transaction were consummated on January 1, 2011. The unaudited pro forma condensed balance sheet and condensed consolidated statements of operations should be read in conjunction with (i) ETP's Annual Report on Form 10-K for the year ended December 31, 2011, (ii) ETP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, (iii) Sunoco Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, (iv) Sunoco Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, (v) Sunoco Inc.'s Current Report on Form 8-K filed with the SEC on June 22, 2012, (vi) Southern Union Company's Annual Report on Form 10-K for the year ended December 31, 2011 and (vii) Southern Union Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.
The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Propane Transaction, Citrus Transaction, Sunoco Transaction and/or Holdco Transaction had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document.
Propane Transaction
On January 12, 2012, ETP contributed its propane operations, consisting of Heritage Operating, L.P. ("HOLP") and Titan Energy Partners, L.P. ("Titan") (which we refer to collectively as the “Propane Business”) to AmeriGas Partners, L.P. (“AmeriGas”). ETP received approximately $1.46 billion in cash and approximately 29.6 million AmeriGas common units valued at $1.12 billion at the time of the contribution. AmeriGas also assumed approximately $71.0 million of existing HOLP debt. The cash proceeds were used to complete the redemption of $750.0 million of aggregate principal amount of ETP senior notes and to repay borrowings on ETP's revolving credit facility.
Citrus Transaction
On March 26, 2012, Energy Transfer Equity, L.P. ("ETE") consummated the acquisition of Southern Union Company ("Southern Union") and, concurrently with the closing of the Southern Union acquisition, CrossCountry Energy, LLC ("CrossCountry"), a subsidiary of Southern Union that indirectly owns a 50% interest in Citrus Corp., merged with a subsidiary of ETP and, in connection therewith, ETP paid $1.895 billion in cash and issued $105.0 million of ETP common units (which we refer to as the “Citrus Transaction”). ETP used cash proceeds from its completed public offering of $2.0 billion of aggregate principal amount of senior notes to fund the cash portion of the purchase price of the Citrus Transaction. As a result of the consummation of the Citrus Transaction, ETP owns CrossCountry which in turn owns a 50% interest in Citrus Corp. The other 50% interest in Citrus Corp. is owned by Kinder Morgan, Inc. In conjunction with the Citrus Transaction, ETE agreed to relinquish its rights to approximately $220.0 million of incentive distributions from ETP that ETE would otherwise be entitled to receive over 16 consecutive quarters.

Sunoco Transaction
On April 30, 2012, ETP announced its entry into a definitive merger agreement whereby ETP will acquire Sunoco Inc. ("Sunoco") in exchange for ETP common units and cash. Under the terms of the merger agreement, Sunoco shareholders may elect to receive, for each Sunoco common share, either $50.00 in cash, 1.0490 ETP common units or a combination of $25.00 in cash and 0.5245 of an ETP common unit. The cash and unit elections, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Sunoco shareholders as a whole are equal to the total amount of cash and number of ETP common units that would have been paid and issued if all Sunoco shareholders received the standard mix of consideration. Upon closing, Sunoco shareholders are expected to own approximately 18% of ETP's outstanding limited partner interests. This transaction is expected to close in the fourth quarter of 2012, subject to approval of Sunoco's shareholders and customary regulatory approvals.
Holdco Transaction
On June 15, 2012, ETE and ETP entered into a transaction agreement pursuant to which, immediately following the closing of the Sunoco Transaction, (i) ETE will contribute its interest in Southern Union into an ETP-controlled entity in exchange for a 60% equity interest in the new entity, to be called ETP Holdco Corporation (“Holdco”) and (ii) ETP will contribute its interest in Sunoco to Holdco and will retain a 40% equity interest in Holdco. Prior to the contribution of Sunoco to Holdco, Sunoco will contribute its interests in Sunoco Logistics Partners L.P. to ETP in exchange for 50,706,000 Class F Units representing limited partner interests in ETP ("Class F Units") plus an additional number of Class F Units determined based upon the amount of cash contributed to ETP by Sunoco at the closing of the merger, as calculated in accordance with the merger agreement. The Class F Units will be entitled to 35% of the quarterly cash distribution generated by ETP and its subsidiaries other than Holdco, subject to a maximum cash distribution of $3.75 per Class F Unit per year. Pursuant to a stockholders agreement between ETE and ETP, ETP will control Holdco. Consequently, ETP expects to consolidate Holdco (including Sunoco and Southern Union) in its financial statements subsequent to consummation of the Holdco Transaction. Under the terms of the Holdco transaction agreement, ETE will relinquish an aggregate of $210.0 million of incentive distributions over 12 consecutive quarters following the closing of the Holdco transaction.

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2012
(in millions)

	ETP Historical	Sunoco Historical	Sunoco Transaction Pro Forma Adjustments		ETP Pro Forma for Sunoco Transaction	Southern Union Historical	Holdco Transaction Pro Forma Adjustments	ETP Pro Forma for Holdco Transaction

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$187	$1,884	$(1,884)	a	$187	$11	$—	$198
Accounts receivable, net of allowance for doubtful accounts	439	2,556	—		2,995	162	—	3,157
Accounts receivable from related companies	45	—	—		45	10	—	55
Inventories	230	462	1,900	b	2,592	191	—	2,783
Exchanges receivable	19	—	—		19	41	—	60
Price risk management assets	17	—	—		17	15	—	32
Other current assets	101	198	—		299	73	—	372
Total current assets	1,038	5,100	16		6,154	503	—	6,657

PROPERTY, PLANT AND EQUIPMENT, net	12,594	3,547	3,161	b	19,302	6,964	—	26,266

ADVANCES TO AND INVESTMENTS IN AFFILIATES	3,259	96	—		3,355	126	—	3,481
LONG-TERM PRICE RISK MANAGEMENT ASSETS	39	—	—		39	—	—	39
GOODWILL	600	134	2,619	b	3,353	2,030	—	5,383
INTANGIBLE ASSETS, net	170	279	643	b	1,092	—	—	1,092
OTHER NON-CURRENT ASSETS, net	160	181	—		341	274	—	615
Total assets	$17,860	$9,337	$6,439		$33,636	$9,897	$—	$43,533

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2012
(in millions)

	ETP Historical	Sunoco Historical	Sunoco Transaction Pro Forma Adjustments		ETP Pro Forma for Sunoco Transaction	Southern Union Historical	Holdco Transaction Pro Forma Adjustments		ETP Pro Forma for Holdco Transaction

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$299	$3,210	$—		$3,509	$108	$—		$3,617
Accounts payable to related companies	—	—	—		—	9	—		9
Exchanges payable	12	—	—		12	121	—		133
Price risk management liabilities	9	—	—		9	34	—		43
Accrued and other current liabilities	749	781	47	b	1,577	168	—		1,745
Current maturities of long-term debt	108	—	—		108	402	—		510
Total current liabilities	1,177	3,991	47		5,215	842	—		6,057

LONG-TERM DEBT, less current maturities	9,043	2,548	734	a	12,549	3,112	—		15,661
			224	b
ACCUMULATED DEFERRED INCOME TAXES	142	283	1,705	b	2,130	1,695	—		3,825
OTHER NON-CURRENT LIABILITIES	166	769	—		935	358	—		1,293

COMMITMENTS AND CONTINGENCIES

EQUITY:
General Partner	186	—	—		186	—	—		186
Limited Partners	6,348	—	(2,618)	a	8,761	—	—		8,761
			5,031	b
Accumulated other comprehensive income	(12)	(200)	200	b	(12)	4	(4)	c	(12)
Shareholders' Equity	—	1,116	(1,116)	b	—	3,913	(3,913)	c	—
Retained earnings	—	—	—		—	(27)	27	c	—
Total partners’ capital	6,522	916	1,497		8,935	3,890	(3,890)		8,935
Noncontrolling interest	810	830	2,232	b	3,872	—	3,890	c	7,762
Total equity	7,332	1,746	3,729		12,807	3,890	—		16,697
Total liabilities and equity	$17,860	$9,337	$6,439		$33,636	$9,897	$—		$43,533

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2012
(in millions, except per unit data)

	ETP Historical	Pro Forma Adjustments for Completed Transactions		ETP as Adjusted for Completed Transactions		Sunoco Historical	Sunoco Transaction Pro Forma Adjustments		ETP Pro Forma for Sunoco Transaction		Southern Union Historical	Southern Union Pro Forma Adjustments		Holdco Transaction Pro Forma Adjustments		ETP Pro Forma for Holdco Transaction
REVENUES	$2,546	$(93)	d	$2,453		$24,435	$—		$26,888		$1,146	$—		$—		$28,034
COSTS AND EXPENSES:
Cost of products sold and operating expenses	1,698	(80)	d	1,618		22,972	—		24,590		825	(90)	p	—		25,325
Depreciation and amortization	201	(4)	d	197		112	56	j	365		136	12	q	—		513
Selling, general and administrative	104	(1)	d	103		309	(10)	k	402		45	—		—		447
Impairment charges and other	—	—		—		108	(12)	l	96		—	—		—		96
Total costs and expenses	2,003	(85)		1,918		23,501	34		25,453		1,006	(78)		—		26,381
OPERATING INCOME	543	(8)		535		934	(34)		1,435		140	78		—		1,653
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(271)	(23)	e	(294)		(86)	(11)	m	(391)		(112)	1	r	—		(494)
												8	r
Equity in earnings of affiliates	55	19	e	74		6	—		80		17	(15)	s	—		82
Gain on deconsolidation of Propane Business	1,057	(1,057)	f	—		—	—		—		—	—		—		—
Gains (losses) on disposal of assets	(1)	2	d	1		104	—		105		—	—		—		105
Loss on extinguishment of debt	(115)	115	g	—		—	—		—		—	—		—		—
Gains on non-hedged interest rate derivatives	(8)	—		(8)		—	—		(8)		—	—		—		(8)
Other, net	4	—		4		5	—		9		—	—		—		9
INCOME BEFORE INCOME TAX EXPENSE AND DISCONTINUED OPERATIONS	1,264	(952)		312		963	(45)		1,230		45	72		—		1,347
Income tax expense	14	—		14		333	(27)	n	320		22	31	t	(32)	w	341
INCOME FROM CONTINUING OPERATIONS	1,250	(952)		298		630	(18)		910		23	41		32		1,006
Income from discontinued operations, net of income taxes	—	—		—		6	—		6		—	—		—		6
NET INCOME	1,250	(952)		298		636	(18)		916		23	41		32		1,012
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	24	—		24		140	(10)	o	154		—	2	u	292	x	448
NET INCOME ATTRIBUTABLE TO PARTNERS	1,226	(952)		274		496	(8)		762		23	39		(260)		564
GENERAL PARTNER'S INTEREST IN NET INCOME	225	(12)	h	213		—	18	o	231		—	1	v	(3)	x	229
LIMITED PARTNERS' INTEREST IN NET INCOME	$1,001	$(940)	h	$61		$496	$(26)	o	$531		$23	$38	v	$(257)	x	$335
BASIC NET INCOME PER LIMITED PARTNER UNIT	$4.35			$0.22	i				$1.86	i						$1.17	i
DILUTED NET INCOME PER LIMITED PARTNER UNIT	$4.33			$0.22	i				$1.85	i						$1.16	i

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2011
(in millions, except per unit data)

	ETP Historical	Pro Forma Adjustments for Completed Transactions		ETP as Adjusted for Completed Transactions		Sunoco Historical	Sunoco Transaction Pro Forma Adjustments		ETP Pro Forma for Sunoco Transaction		Southern Union Historical	Southern Union Pro Forma Adjustments		Holdco Transaction Pro Forma Adjustments		ETP Pro Forma for Holdco Transaction
REVENUES	$6,851	$(1,427)	d	$5,424		$45,328	$—		$50,752		$2,666	$—		$—		$53,418
COSTS AND EXPENSES:
Cost of products sold and operating expenses	4,963	(1,174)	d	3,789		44,119	—		47,908		1,860	(16)	p	—		49,752
Depreciation and amortization	431	(78)	d	353		335	113	j	801		238	51	q	—		1,090
Selling, general and administrative	212	(47)	d	165		598	—		763		90	—		—		853
Impairment charges and other	—	—	d	—		2,629	—		2,629		—	—		—		2,629
Total costs and expenses	5,606	(1,299)		4,307		47,681	113		52,101		2,188	35		—		54,324
OPERATING INCOME (LOSS)	1,245	(128)		1,117		(2,353)	(113)		(1,349)		478	(35)		—		(906)
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(474)	(40)	e	(514)		(172)	(21)	m	(707)		(219)	5	r	—		(888)
												33	r
Equity in earnings of affiliates	26	148	e	174		15	—		189		99	(93)	s	—		195
Gain (Losses) on disposal of assets	(3)	3	d	—		13	—		13		—	—		—		13
Losses on non-hedged interest rate derivatives	(77)	—		(77)		—	—		(77)		—	—		—		(77)
Allowance for equity funds used during construction	1	—		1		—	—		1		—	—		—		1
Impairment of investment in affiliates	(5)	—		(5)		—	—		(5)		—	—		—		(5)
Other, net	3	(1)	d	2		31	—		33		1	—		—		34
INCOME BEFORE INCOME TAX EXPENSE(BENEFIT) AND DISCONTINUED OPERATIONS	716	(18)		698		(2,466)	(134)		(1,902)		359	(90)		—		(1,633)
Income tax expense (benefit)	19	(4)	d	15		(1,063)	(28)	n	(1,076)		104	(5)	t	(61)	w	(1,038)
INCOME FROM CONTINUING OPERATIONS	697	(14)		683		(1,403)	(106)		(826)		255	(85)		61		(595)
Loss from discontinued operations, net of income taxes	—	—		—		(106)	—		(106)		—	—		—		(106)
NET INCOME (LOSS)	697	(14)		683		(1,509)	(106)		(932)		255	(85)		61		(701)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	28	—		28		175	(20)		183		—	27	u	(926)	x	(716)
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	669	(14)		655		(1,684)	(86)		(1,115)		255	(112)		987		15
GENERAL PARTNER'S INTEREST IN NET INCOME	433	(55)	h	378		—	14	o	392		—	2	v	13	x	407
LIMITED PARTNERS' INTEREST IN NET INCOME (LOSS)	$236	$41	h	$277		$(1,684)	$(100)	o	$(1,507)		$255	$(114)	v	$974	x	$(392)
BASIC NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$1.10			$1.28	i				$(5.77)	i						$(1.52)	i
DILUTED NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$1.10			$1.28	i				$(5.77)	i						$(1.52)	i

ENERGY TRANSFER PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA INFORMATION

The unaudited pro forma condensed consolidated financial information presented above gives effect to multiple transactions. The unaudited pro forma condensed consolidated balance sheet gives effect to the Sunoco Transaction and the Holdco Transaction, both of which are expected to be consummated in the future, as if these transactions had been consummated on June 30, 2012. The unaudited pro forma condensed consolidated statements of operations give effect to the Propane Transaction, Citrus Transaction, Sunoco Transaction and Holdco Transaction as if all of these transactions had been consummated on January 1, 2011. The Propane Transaction and Citrus Transaction were consummated during the six months ended June 30, 2012, and both transactions collectively are referred to as the “Completed Transactions” throughout the unaudited pro forma financial information and accompanying notes. The Completed Transactions are already reflected in ETP's historical consolidated balance sheet as of June 30, 2012; therefore, no pro forma balance sheet adjustments are necessary.
The unaudited pro forma condensed consolidated financial information reflected above includes separate adjustments for the Sunoco Transaction and the Holdco Transaction. These two transactions were entered into separately at different times. The consummation of the Sunoco Transaction is not contingent upon the consummation of the Holdco Transaction; therefore, the pro forma financial information reflects separately the impacts of (i) the expected consummation of the Sunoco Transaction only and (ii) the expected consummation of the Holdco Transaction concurrent with the Sunoco Transaction. ETP expects to control Holdco; therefore, Holdco has been consolidated by ETP for purposes of this pro forma financial information.
The Sunoco historical amounts included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 have been adjusted from the amounts originally reported by Sunoco to reflect Sunoco's completion of the spin-off of SunCoke Energy Inc. in January 2012 and the reclassification of those operations to discontinued operations.

a.
To reflect the use of Sunoco's cash on hand to partially fund the cash portion of the Sunoco Transaction consideration. The remainder of the cash portion of the purchase price is assumed to be funded with long-term debt.

b.
To record the impacts of applying the purchase method of accounting to the Sunoco Transaction. These pro forma adjustments are based on management's preliminary estimates, which may change prior to the completion of the final valuation. The calculation of the estimated purchase price or the estimated fair values ultimately recorded for assets (including goodwill) and liabilities may differ materially from those reflected in the unaudited pro forma condensed consolidated balance sheet, and any such changes could cause our actual results to differ materially from those presented in the unaudited pro forma condensed consolidated statements of operations. In addition, goodwill may also be impacted by changes in Sunoco's number of outstanding shares and changes in the trading price of ETP's common units, as such changes would impact the fair value of the total consideration to be paid. An increase or decrease of $1 in the trading price of ETP's common units would result in a corresponding increase or decrease in goodwill of approximately $60 million.

The following is a preliminary estimate of the purchase price for Sunoco:

Total Sunoco shares assumed to be paid in cash (in millions)	105
Cash conversion amount per Sunoco share	$25.00
Assumed cash portion of purchase price (in millions)	$2,618

Total Sunoco shares assumed to convert to ETP common units (in millions)	105
Sunoco share conversion rate	0.5245
ETP common units assumed to be issued (in millions)	55
ETP common unit closing price as of August 14, 2012	$43.92
Assumed fair value of equity portion of purchase price (in millions)	2,413
Total consideration to be paid (in millions)	$5,031

The following summarizes the assumed allocation of the purchase price among the assets acquired and liabilities assumed in the merger (in millions):

Total current assets	$7,000
Property, plant and equipment	6,708
Goodwill	2,753
Intangible assets	922
Other assets	277
Total assets	17,660
Total current liabilities	4,038
Long-term debt	2,772
Deferred income taxes	1,988
Other non-current liabilities	769
Total Liabilities	9,567
Noncontrolling Interest	3,062
12,629
Total consideration to be paid	$5,031

c.	To record pro forma adjustments related to the formation of Holdco. The noncontrolling interest represents ETE's 60% ownership share of Holdco.

d.	To record the deconsolidation of ETP's propane operations in connection with the Propane Transaction.

e.
To record the pro forma impacts from the consideration received in connection with the Propane Transaction, including (i) ETP's receipt of AmeriGas common units representing approximately 34% of the limited partner interests in AmeriGas, and (ii) ETP's use of cash proceeds from the transaction to redeem long-term debt. The unaudited pro forma condensed consolidated statements of operations include adjustments to reduce interest expense resulting from the repayment of (i) $402.3 million of outstanding borrowings on ETP's revolving credit facility based on the amount outstanding as of January 1, 2011 and (ii) the redemption of $750.0 million of aggregate principal amount of ETP's senior notes.

The unaudited pro forma condensed consolidated statements of operations also include adjustments to equity in earnings of affiliates to reflect the net impact of (i) ETP's proportionate share of AmeriGas' income attributable to limited partners and (ii) amortization of the excess fair value associated with ETP's interest in AmeriGas. ETP's equity in earnings of AmeriGas reflected in its unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2011 are based on ETP's pro forma share of the earnings of AmeriGas for the twelve month period ended December 31, 2011 and the earnings of the Propane Business. For the six months ended June 30, 2012, a similar pro forma adjustment has been included for the period from January 1, 2012 to January 12, 2012 (the date of the completion of the Propane Transaction).

The adjustment to equity in earnings of affiliates also includes $15.0 million for the six months ended June 30, 2012 and $92.7 million for the year ended December 31, 2011, representing ETP's pro forma equity in earnings of Citrus Corp.

The pro forma adjustments to interest expense are based on ETP's actual weighted average rate of 5.85% from incremental debt of $1.895 billion in connection with the Citrus Transaction.

f.
To eliminate the gain recognized by ETP in connection with the deconsolidation of the Propane Business. This gain is eliminated from the unaudited pro forma condensed consolidated statement of operations because it would not have a continuing impact on ETP's results of operations.

g.
To eliminate ETP's loss on extinguishment of debt recognized during the six months ended June 30, 2012. The loss on extinguishment of debt was recognized in connection with the redemption of $750.0 million of ETP's senior notes, as discussed above. The loss on extinguishment of debt is eliminated from the unaudited pro forma condensed consolidated statement of operations because it would not have a continuing impact on ETP's results of operations.

h.
To reflect changes in amounts attributable to general and limited partners based on (i) pro forma changes in earnings resulting from adjustments (d), (e) and (f) above, (ii) the change in relative ownership percentage between the general partner and limited partners resulting from the issuance of $105.0 million of ETP common units in connection with the Citrus Transaction, and (iii) the impact for the period presented of ETE's relinquishment of $13.75 million per quarter of incentive distributions in connection with the Citrus Transaction.

i.	The pro forma basic and diluted average number of units outstanding used to calculate ETP's pro forma income (loss) per limited partner unit is calculated as follows:

	Basic Average Number of Units Outstanding		Diluted Average Number of Units Outstanding
	Six months ended June 30, 2012	Year ended December 31, 2011	Six months ended June 30, 2012	Year ended December 31, 2011
ETP historical	228,097,706	207,245,106	229,141,002	208,154,303
Effect of units issued in connection with the Citrus Transaction	1,056,950	2,249,092	1,056,950	2,249,092
ETP as adjusted for Completed Transactions	229,154,656	209,494,198	230,197,952	210,403,395
Effect of units issued in connection with the Sunoco Transaction	54,941,894	54,941,894	54,941,894	54,941,894
Effect of Holdco Transaction	(2,249,092)	(2,249,092)	(2,249,092)	(2,249,092)
ETP pro forma for Sunoco and Holdco Transactions	281,847,458	262,187,000	282,890,754	263,096,197

For the year ended December 31, 2011, the loss per limited partner unit on a pro forma basis for the Sunoco Transaction and Holdco Transaction is calculated using the basic average number of units outstanding as other securities would have been antidilutive.

j.
To record incremental depreciation and amortization expense related to estimated fair values recorded in purchase accounting. Depreciation expense is estimated based on a weighted average useful life of 28 years.

k.	To eliminate merger-related costs incurred by ETP because such costs would not have a continuing impact on results of operations.

l.	To eliminate merger-related costs incurred by Sunoco because such costs would not have a continuing impact on results of operations.

m.
To record interest expense at an assumed rate of 6.25% from incremental debt assumed to be issued in connection with the Sunoco Transaction. This adjustment is net of amortization assumed to be recorded on the fair value debt adjustment, which amortization was estimated to be $25.0 million for the year ended December 31, 2011 and $12.0 million for the six months ended June 30, 2012.

n.
To record pro forma income tax impacts resulting from assumed income recorded by Sunoco with respect to its ownership of ETP's Class F units, offset by the assumed reduction of Sunoco's income from the deconsolidation of Sunoco Logistics Partners L.P. Although the assumed change to Sunoco's income would not impact ETP's pro forma consolidated pre-tax income, a pro forma income tax adjustment is necessary due to the significantly different effective income tax rates of ETP and Sunoco.

o.	To reflect changes in amounts attributable to general and limited partners and noncontrolling interest based on Sunoco pro forma merger adjustments to net income.

p.	To eliminate merger-related costs incurred by Southern Union because such costs would not have a continuing impact on results of operations.

q.
To record incremental depreciation and amortization expense related to estimated fair values recorded in purchase accounting. Depreciation expense is estimated based on a weighted average useful life of 24 years.

r.
To adjust amortization included in interest expense to (i) reverse historical amortization of financing costs and fair value adjustments related to debt and (ii) record amortization related to the pro forma adjustment of Southern Union's debt to fair value.

s.	To reverse the equity in earnings of Citrus Corp. recorded in Southern Union's historical income statements.

t.	To record the pro forma income tax impact related to Southern Union pro forma adjustments to pre-tax income.

u.
To record the change in net income attributable to ETP's public unitholders as a result of the Citrus Transaction. This adjustment includes the impacts from (i) incremental income recorded by ETP from its equity method investment in Citrus Corp., (ii) the change in the relative ownership interests among the general partner and the limited partners as a result of ETP's issuance of $105.0 million of ETP common units in connection with the Citrus Transaction, and (iii) the impact for the periods presented of ETE's relinquishment of $13.75 million per quarter of incentive distributions in connection with the Citrus Transaction.

v.	To record changes to the general and limited partners' interest in net income resulting from the consolidation of Southern Union.

w.	To record pro forma income tax benefit for Holdco resulting from intercompany debt assumed in connection with the Holdco Transaction.

x.
To record changes to the general and limited partners interest in net income and noncontrolling interest resulting from the Holdco Transaction. This adjustment includes impacts from the consolidation of Southern Union. The pro forma adjustment to noncontrolling interest is based on an allocation of 60% of Holdco's income to ETE.